FOR IMMEDIATE RELEASE                                 Thursday, October 26, 2000

                             WILD OATS MARKETS, INC.
                         REPORTS THIRD QUARTER RESULTS;
                        EXPANDS STRATEGIC REPOSITIONING;
       COMMENTS ON REVENUES AND EARNINGS EXPECTATIONS FOR BALANCE OF
                            2000 AND OUTLOOK THROUGH 2002


The Company will host a conference call to discuss this press release on October 26, 2000 at 3:00 p.m. Mountain Time ("MT"). To access the call, dial (212) 231-6007, reservation #16401423. An audio webcast will also be simultaneously available through a link on the Company's website www.wildoats.com and may also be accessed directly at http://www.vcall.com/NASApp/VCall/EventPage?ID=49402. A recorded version of the call will also be available until 8:00 p.m. MT on Thursday, October 26th, from 8:00 a.m. to 8:00 p.m. MT on Friday October 27th and from 8:00 a.m. to 8:00 p.m. MT on Monday, October 30th by calling (800) 633-8284 from within the U.S. or (858) 812-6440 from outside the U.S. and referencing the reservation # above.

BOULDER, CO - Wild Oats Markets, Inc. ("Wild Oats" or the "Company") today reported financial performance for its third quarter and provided comments on future revenue and earnings expectations.

Financial Results

Wild Oats reported that its sales for the third quarter of 2000 were $207.2 million, an increase of 11% over sales of $186.5 million for the same period in 1999. Sales for the nine months then ended were $631.2 million, an increase of 22% over sales of $519.4 million in the same period in 1999. The sales increases are due primarily to the opening or relocation of 12 stores and the acquisition of two stores in the first nine months of 2000, as well as the acquisition of 17 stores during the 1999 fiscal year. During the third quarter, the Company opened four stores in Portland, Oregon, Cincinnati and Cleveland, Ohio and Laguna Niguel, California. Comparable store sales decreased (3%) for the third quarter of 2000 and (2%) for the nine months then ended.

Net income and diluted earnings per share reported below are exclusive of merger, restructuring and other non-recurring charges reported in previous quarters. Net income for the third quarter of 2000 was $1.1 million compared to $4.5 million in the same period in 1999. Net income for the nine months then ended, was $11.0 million compared to $12.9 million in the same period in 1999. Diluted earnings per share for the third quarter of 2000 were $0.05 compared to $0.19 per share in the same period in 1999. Diluted earnings per share for the nine months then ended were $0.47 compared to $0.55 in the same period in 1999. The declines in net income are primarily due to acquisition integration difficulties resulting from a very rapid pace of acquisitions in 1999 (during which the Company acquired or merged with 41 stores through both pooling and purchase transactions), a more challenging competitive environment, and delays in the Company's extensive store remodeling program.

Business Outlook

"Over the last several months, we've conducted a further evaluation of the competitive nature of our business. From the recent research, it has become clear that a more extensive repositioning than the initial plan we announced last May is required," CEO Mike Gilliland said. "Our recent experiences in new store openings where we incorporated many of the store features and repositioning initiatives that we developed earlier this year convinced us that in order to restore positive comparable store sales increases and improve our store productivity and profitability, we would have to expand our repositioning program to invest in our existing store operations, including expanded marketing and promotional programs as well as greater levels of customer service. These investments will require increased staffing levels and better employee training. To properly implement these programs, we will need to slow our store opening and acquisition schedule to focus more intensely on existing store operations and close or sell those stores that, in our view, would not generate satisfactory returns. We have identified as many as eight additional stores which do not meet the Company's financial and/or strategic objectives. These stores will be slated for sale or closure and, as a result, in the fourth quarter of this year the Company expects to recognize additional restructuring charges of approximately $14 million to $15 million after tax, which are attributable primarily to the write-off of the fixed and intangible assets and lease obligations of these stores.

"As a result of the investments described above, we have revised our operating plan and now expect that our revenues for the year 2000 will approximate a 15% increase over 1999. For 2001, our projected internal revenue growth is expected to be 10%-12%, which, after accounting for the loss of revenues from planned store closures and/or sales, will net to 3%-5% consolidated revenue growth. This revised revenue outlook, along with expenses related to increased training and development of personnel, pricing and promotional programs, and marketing initiatives, will have an impact on our profits. We now anticipate diluted earnings per share to be approximately $0.50 to $0.55 for 2000, exclusive of restructuring charges recorded in 2000, and to be approximately $0.30 to $0.35 for 2001.

"Following the completion of the strategic repositioning next year, in 2002 we believe that Wild Oats will return to the revenue growth rates we targeted for the business when we announced our repositioning in May, with earnings per share growth outpacing revenue growth," he said.

The Company currently has 17 sites (13 new stores and four relocations), averaging approximately 26,000 square feet, in development. Two of those sites are expected to open in the fourth quarter of 2000, for a total of 11 new and three relocated stores in 2000. The Company currently plans as many as seven new and four relocated stores in 2001 and has already located four sites for projected openings in 2002.

The comments regarding the future financial performance in the immediately preceding three paragraphs constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided should be read in conjunction with the information under the caption "Business Risks" below.

Business Risks

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future, expected future revenues and earnings per share, and the future financial measures and the prospects for favorable growth and performance as a result of the Company's restructuring initiatives and strategic plan.

The statements made by the Company are based on management's present expectations and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, the availability and integration of acquisitions, the timing and execution of new store openings, relocations, remodels, sales or closures, the timing and amount of the restructuring charges described above, the timing and impact of promotional and advertising campaigns, the impact of competition, changes in product supply, changes in management information needs, changes in customer needs and expectations, governmental and regulatory actions, customer reaction to the Company's strategic plan and revised store formats, and general industry or business trends or events, as well as the other risks detailed from time to time in the Company's SEC filings, including the quarterly report on Form 10-Q for the fiscal quarter ended July 1, 2000 and the Annual Report on Form 10-K for the fiscal year ended January 1, 2000. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not presently intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

Information about Wild Oats

Wild Oats Markets, Inc. operates a nationwide chain of natural foods markets in the U.S. and Canada, currently operating 111 stores in 22 states and British Columbia. The Company's shares are traded on the Nasdaq National Market under the symbol "OATS". For additional information, please contact Mary Beth Lewis, Chief Financial Officer, at (303) 440-5220.

Wild Oats Markets, Inc.
Consolidated Statement of Operations
(In thousands, except per-share amounts)
(Unaudited)

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                     Thirteen Weeks Ended                                 Thirty-Nine Weeks
                                           -----------------------------------------    -------------------------------------------
                                             September 30,          October 2,                September 30,           October 2,
                                                 2000                  1999                       2000                  1999
                                           --------------------  -------------------    ---------------------  --------------------


Sales                                       $207,201     100.0%   $186,522    100.0%      $631,214     100.0%   $519,372     100.0%
Cost of goods sold and occupancy costs       144,947      70.0%    128,557     68.9%       436,098      69.1%    360,257      69.4%
                                           ----------            ----------              ----------            ----------
        Gross profit                          62,254      30.0%     57,965     31.1%       195,116      30.9%    159,115      30.6%

Direct store expenses                         48,412      23.4%     40,076     21.5%       142,609      22.6%    111,045      21.4%
                                           ----------            ----------              ----------            ----------
        Store contribution                    13,842       6.7%     17,889      9.6%        52,507       8.3%     48,070       9.3%

Selling, general and administrative
  expenses                                     7,548       3.6%      6,722      3.6%        22,226       3.5%     18,703       3.6%
Pre-opening expenses                           1,018       0.5%        650      0.3%         2,916       0.5%      2,262       0.4%
Amortization of goodwill                         800       0.4%        666      0.4%         2,320       0.4%      1,672       0.3%
Merger, restructuring and
  other non-recurring expenses                                         645      0.3%        22,701       3.6%     11,538       2.2%
                                           ----------            ----------              ----------            ----------
        Income from operations                 4,476       2.2%      9,206      4.9%         2,344       0.4%     13,895       2.7%

Interest expense (income), net                 2,315       1.1%      1,696      0.9%         6,071       1.0%      2,654       0.5%
                                           ----------            ----------              ----------            ----------
        Income (loss) before
          income taxes                         2,161       1.0%      7,510      4.0%        (3,727)     -0.6%     11,241       2.2%

Income tax expense (benefit)                   1,086       0.5%      2,628      1.4%        (1,356)     -0.2%      2,926       0.6%
                                           ----------            ----------              ----------            ----------
        Income (loss) before
          cumulative effect of
          change in accounting principle       1,075       0.5%      4,882      2.6%        (2,371)     -0.4%      8,315       1.6%

Cumulative effect of change in
   accounting principle, net of taxes                                                                                281       0.1%
                                           ----------            ----------              ----------            ----------

        Net income (loss)                   $  1,075       0.5%   $  4,882      2.6%      $ (2,371)     -0.4%   $  8,034       1.5%
                                           ==========            ==========              ==========            ==========


Basic net income (loss) per
  common share                                $ 0.05                $ 0.21                 $ (0.10)               $ 0.35
                                           ==========            ==========              ==========            ==========

Weighted average number of
   common shares outstanding                  23,102                22,884                  23,048                22,759
                                           ==========            ==========              ==========            ==========


Diluted net income (loss) per
  common share                                $ 0.05                $ 0.21                 $ (0.10)               $ 0.34
                                           ==========            ==========              ==========            ==========

Weighted average number of
   common shares outstanding                  23,414                23,616                  23,048                23,354
                                           ==========            ==========              ==========            ==========


Pro forma net income (1)                                          $  4,457                $ 10,995              $ 12,859
                                                                 ==========              ==========            ==========

Pro forma diluted net income
  per common share (1)                                            $  0.19                  $ 0.47                $ 0.55
                                                                 ==========              ==========            ==========

Weighted average number of
   common shares outstanding                                        23,616                  23,527                23,354
                                                                 ==========              ==========            ==========

(1) Pro forma net income and pro forma diluted net income per share reflect tax adjustments for the fiscal 1999 mergers with Henry's Marketplace, Inc. and Sun Harvest Farms, Inc. in separate pooling-of-interests transactions, which included entities that were previously not taxable, as if Henry's and Sun Harvest had filed C corporation tax returns for all periods presented. Pro forma net income and pro forma diluted net income per share also exclude the merger, restructuring and other non-recurring expenses in fiscal 2000 and fiscal 1999 and the cumulative effect of change in accounting principle in fiscal 1999.